EXHIBIT 99.2


WOODLAND HILLS, CA - JULY 7, 1999 - Turbodyne Technologies Inc. (EASDAQ: TRBD) announced today that it has launched Turbodyne International Corporation, a wholly owned subsidiary of Turbodyne Technologies Inc. This new subsidiary has been established to focus on the implementation of Turbodyne`s worldwide strategy in marketing, sales and exclusive licensing, as well as on the establishment of distributorships and dealerships for the products of Turbodyne Technologies on a global scale.

Heading the new company is Mr. Arthur D. Zammit, who has been appointed to the position of President and Managing Director of Turbodyne International Corporation.

Mr. Zammit dedicated most of his professional career to the commercial vehicle industry, including seven years managing Ford of Europe's launch, marketing and sales of heavy commercial vehicles from the UK, and more recently, as Managing Director, Leyland DAF International Ltd.

In recognition of his background with both the automotive manufacturers as well as the after-market industry, Mr. Zammit's objective is to drive the Company's international focus on establishing strategic alliances, joint ventures and exclusive licensing partnerships with established industry leaders worldwide. His appointment is intended to help the expansion of the market penetration of Turbodyne's cutting edge technology products and to maintain leadership in the automotive and anti-pollution industries.

Turbodyne Technologies Inc., the California based high technology company, specializes through its Engine Technology Division in the development, manufacture and marketing of proprietary pollution control, fuel economy and performance enhancement products for internal combustion engines in the global automotive, transportation, construction, agriculture, marine, mining, military and power generation industries. Turbodyne`s Light Metals Division is a manufacturer of machined aluminum castings and a leading supplier to the automotive industry.

Turbodyne Technologies Inc. maintains offices and/or plants located in Carpinteria, La Mirada, Encinitas and Woodland Hills, California; New York, New York; Ensenada and Mexico City, Mexico; Paris France; and Frankfurt, Germany.



Contacts:

Corporate Communications: Peter Weichselbraun, (800) 566-1130

Investor Relations: Mark White, (800) 350-2031

European Business Information: Markus Kumbrink, +49-69-975-44-655